The Grace and Reva Woonerf
REVA

JBG SMITH

QUARTERLY INVESTOR PACKAGE | Q1 2025

TABLE OF CONTENTS

LETTER TO SHAREHOLDERS
SECTION ONE

Q1 2025 EARNINGS RELEASE
SECTION TWO

Q1 2025 SUPPLEMENTAL INFORMATION
SECTION THREE

Reva

JBGS Divider

Management Letter

April 29, 2025

Our Fellow Shareholders:

The past few months have brought continued uncertainty and buffeting headwinds to the DC metro economy. As we expressed last quarter, it remains too early to tell how political events will impact economic activity, but a few themes are emerging. First, DC seems headed for some sort of slowdown in economic growth. This slowdown may result from layoffs (if the high end of announced government cuts actually occurs) or it may result from curtailed consumer behavior in anticipation of expected layoffs (even if the high end doesn’t materialize or is rolled back in some way). Again, too early to tell. While market participants wait to see how things unfold, investment behavior and decision making has slowed but not stopped. Where this goes from here will be entirely dependent upon political events and the market’s response to them. Amidst all this turmoil, we remain focused on the same thing that has always guided our actions: maximizing long-term NAV per share. Our most important role in the service of that mission is that of capital allocator.

With deep expertise in mixed-use, urban infill real estate, we have allocated in and out of asset classes in accordance with the cost of capital and the return potential of various uses and risk profiles. At one time, that made clear that selling low cap rate CBD office and buying and building multifamily maximized value. As our share price fell to a level that implied zero value for our office portfolio, it became evident that buying our own discounted shares (and therefore assets) made the most sense. Because office values have bottomed and remain at historically distressed pricing levels, selling office assets in this market would obviously be value destructive and likely will be for some time. By contrast, selling our multifamily assets, which remain attractively priced in the private market, is the most accretive means of funding these buybacks. Notwithstanding the local and national economic environment, our focus will remain on the sale of attractively priced assets at or above NAV to fund continued share repurchases for so long as our shares trade at a material discount to NAV. This is highly accretive and aligns well with our mission to maximize long-term NAV per share.

The following are a few highlights from this quarter.

Closed on the sale of 8001 Woodmont, a 322-unit multifamily asset in Bethesda, MD, for $194.0 million, representing a 4.7% capitalization rate. It was our only multifamily asset in Bethesda, a submarket where we see an inhospitable business climate and more tempered rent growth long term, but it garnered unexpectedly strong pricing and buyer pool depth.

Completed construction on The Zoe, formerly known as 2001 South Bell Street, a 420-unit multifamily tower in the heart of National Landing. Interest from prospective residents has been strong, and we have fully leased the approximately 8,000 square feet of ground floor retail. Later this year we expect to deliver Valen, formerly known as 2000 South Bell Street, a 355-unit multifamily tower adjacent to The Zoe.

Our multifamily portfolio continued to perform well. Our In-Service portfolio ended the quarter at 95.7% leased and 94.3% occupied. In our Same Store multifamily portfolio, we increased effective rents by 1.5% for new leases and 5.6% upon renewal while achieving a 55.5% renewal rate.

Refinanced RiverHouse Apartments with a $258.9 million loan, allowing us to borrow additional proceeds and lock in a favorable 5.03% rate. This mortgage is secured by The Ashley and Potomac buildings and leaves The James unlevered. This was a favorable outcome given current market conditions and provides us with additional balance sheet flexibility.

On Earth Day, April 22nd, we released our annual Sustainability Summary. This document highlights our accomplishments and progress made throughout 2024. We encourage you to access our Sustainability Summary by visiting our website at https://www.jbgsmith.com/about/sustainability.

Capital Allocation

Our capital allocation strategy is grounded in our primary goal of maximizing long-term NAV per share. We focus on opportunistically monetizing our most liquid assets where we can achieve premiums to NAV and investing where we see the greatest potential for NAV per share growth. Share repurchases continue to be our most accretive use of capital and, as long as our share price fails to reflect NAV, we intend to take advantage of the arbitrage. Our capital allocation strategy has resulted in a significantly lower share count and a more highly concentrated portfolio in National Landing, where we continue to see opportunity.

Given the substantial discount of our share price relative to NAV, we have allocated a significant amount of our capital to share repurchases. Our strong balance sheet and substantial liquidity enable us to take advantage of this disparity. So far this year, we have repurchased 12.2 million shares at an average price of $15.43 per share, totaling $187.5 million. Since launching our share repurchase program in 2020, we have repurchased 69.0 million shares, which is over 51% of the shares outstanding as of December 31, 2019, at an average price of $19.08 per share, totaling $1.3 billion.

As we have always done, we will seek new investments that offer the most accretive returns and that align with our strategy and competitive advantages. We anticipate that new investments will primarily be financed through asset recycling, either in advance or retrospectively. These new investments may include share repurchases and other opportunistic investments in partnership with third-party capital. The latter may allow us to capitalize on distressed pricing in the office market, to monetize our land bank, and to generate additional fee and carried interest revenue. We will evaluate these investment opportunities against our primary objective of maximizing long-term NAV per share growth, as we have always done.

During the first quarter, we sold 8001 Woodmont, a 322-unit multifamily asset in Bethesda, MD, for $194.0 million which represents a 4.7% capitalization rate. 8001 Woodmont was our only multifamily asset in Bethesda, a submarket where we see an inhospitable business climate and expect more tempered rent growth long term, but it garnered unexpectedly strong pricing and buyer pool depth. Accordingly, we intend to continue seeking opportunities to dispose of additional assets that are most liquid in today’s capital markets at values at or above NAV. In a climate where office valuations are near cyclical lows with limited liquidity, the most efficiently priced source of capital will likely come from our multifamily assets. To that end, we are currently marketing for sale select multifamily and land assets in both the District and Northern Virginia.

Financial and Operating Metrics

For the three months ended March 31, 2025, we reported Core FFO attributable to common shares of $7.2 million, or $0.09 per diluted share. Core FFO would have been $0.14 per diluted share, after adjusting for an early lease termination which impacted our earnings this quarter. Annualized NOI is up 3.0% quarter over quarter, totaling $264.4 million, excluding the assets that were sold. Our multifamily portfolio ended the quarter at 93.0% leased and 91.3% occupied, and our In-Service multifamily portfolio was 95.7% leased and 94.3% occupied. Our office portfolio

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ended the quarter at 78.3% leased and 76.4% occupied. Our portfolio generated negative 5.5% Same Store NOI growth for the three months ended March 31, 2025.

As of March 31, 2025, our Net Debt to Annualized Adjusted EBITDA was 13.7x. Net Debt to Annualized Adjusted EBITDA would have been 12.6x, after adjusting for an early lease termination which impacted our earnings this quarter. Based on the previously disclosed known and expected tenant vacates and an increase in interest expense as we complete our remaining under-construction asset and cease capitalizing interest on it, we expect continued decreases in our earnings and increases in our Net Debt to Annualized Adjusted EBITDA through mid-2025. We expect the impacts on these metrics will be lessened by: (i) additional income from the delivery and stabilization of our newly constructed multifamily assets (The Grace, Reva, The Zoe, and Valen); (ii) rent growth in our existing multifamily portfolio given the limited multifamily supply pipeline in the DC metro area; and (iii) office demand in National Landing from prospective tenants seeking proximity to the Pentagon, local tech talent, and the placemaking attractions we have delivered.

Our floating rate exposure remains low, with 88.3% of our debt fixed or hedged as of the end of the first quarter, after accounting for in-place interest rate swaps and caps. The floating rate exposure is tied to our revolving credit facility and assets where the business plan warrants preserving flexibility. We continue to be well positioned with respect to our near-term debt maturities. This year we have $33.0 million of debt maturing, representing 1.3% of total debt, which is non-recourse and secured by a DC office asset owned in a joint venture where we believe the outstanding principal balance of the mortgage collateralizing the asset exceeds the asset’s current value. Our remaining debt has a weighted average maturity of 3.6 years, after adjusting for by-right extension options. Our non-recourse asset-level financing strategy continues to be most valuable in an environment like today, providing a floor on our downside risk.

Operating Portfolio

Multifamily Trends

Our In-Service multifamily portfolio ended the quarter at 95.7% leased and 94.3% occupied, both down 0.5% quarter over quarter primarily due to seasonally lower demand. In our Same Store multifamily portfolio, we increased effective rents by 1.5% for new leases and 5.6% upon renewal while achieving a 55.5% renewal rate. Our multifamily portfolio Same Store NOI increased 0.2% for the three months ended March 31, 2025.

This quarter, we completed construction on The Zoe, a 420-unit multifamily tower in the heart of National Landing which began leasing at the end of last year. The asset includes approximately 8,000 square feet of fully leased ground floor retail. Additionally, we continue to make progress leasing The Grace and Reva, which are 75.6% leased as of this week. Since Amazon brought their employees back to the office five days a week on January 2nd, we have seen a 12.7% increase in the number of Amazonians living in our National Landing multifamily portfolio. We believe that the amenity-rich environment we have developed in National Landing and proximity to transit are key factors contributing to the successful leasing performance. To date, we have not seen a material shift in demand for, or occupancy in, our multifamily assets from the impact of federal workforce cuts and reduced federal spending.

DC Metro Multifamily Trends (based on CoStar, Apartment List, Bank of America, Restaurant Association of Metropolitan Washington data)

The residential statistics for the quarter continue to reflect the region’s strength and seem to have not yet been impacted by the regional economic disruptions. Apartment List put year-over-year rent growth at 3.2% – higher than the other gateway markets and well ahead of the majority of the Sunbelt markets still grappling with new supply. Vacancy in the DC metro ended the quarter at 5.5%, which is slightly elevated relative to other gateway markets,

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but it has not shot up dramatically since the federal environment began to shift. Like nearly everywhere else in the country, the supply spigot remains firmly shut off with less than 2.0% of market rate inventory under construction and new starts blocked by rates and construction costs – the latter which is facing likely acute, but still ultimately unclear, policy impacts at the moment.

On the ground, we continue to see strength in multifamily. The scarcity of new supply and for sale housing – not only by inventory but by price – continues to support rents as long as demand remains intact. On that side, we have not seen slowing as we head into the busier leasing season, although we continue to carefully monitor for any signs of slackening. While jobless claims are up regionally, the order of magnitude is not enough to have tapered off the demand for rental housing.

Office Trends

Our office portfolio ended the quarter at 78.3% leased, down 0.3% quarter over quarter, and 76.4% occupied, down 0.1% quarter over quarter. In the first quarter, we executed 71,000 square feet of leases with a weighted average lease term of 1.7 years; the decrease in leasing volume is primarily attributable to seasonality within the office leasing business. For second generation leases, the rental rate mark-to-market was 0.7%.

Leasing activity in the first quarter was anemic as many deals were paused, waiting for more certainty regarding federal government staffing and spending changes. Leasing in National Landing continues to be driven primarily by office users who fall into three categories: (i) companies who need SCIF/secure facility space; (ii) technology-related new tenants largely attracted by the recent delivery of our placemaking interventions; and (iii) defense-related tenants who have long called this submarket home. Approximately 95% of our first quarter leasing activity was with tenants in the defense and technology industries. Looking forward, we have modest lease roll in National Landing over the next five years, averaging approximately 6.5% per year, and we expect our retention rate to improve given approximately 70% of our remaining tenancy in our National Landing portfolio comprises defense-tech tenants.

Our leasing efforts are focused on buildings with long-term potential, concentrating occupancy in areas of National Landing that we have enhanced through our placemaking initiatives and that are accessible via multi-modal transportation. As such, we have taken 1800 South Bell Street, 2100 Crystal Drive, and 2200 Crystal Drive out of service, and we are in the process of phasing 1901 South Bell Street out of service as tenants vacate. In total, we will have taken over 1.0 million square feet of obsolete office space out of service in National Landing. Our rationale for reducing competitive stock in National Landing remains the same: to help foster a healthier long-term office market while repurposing older, underutilized buildings for redevelopment or conversion to multifamily housing, hospitality, or other complimentary uses that will support a vibrant mixed-use environment.

Northern Virginia Office Trends (based on JLL and CBRE data)

It’s too early to say that headline risk has come home to the office market – but it has moved in next door and, in so doing, has had a palpable, chilling impact at least for the moment. Statistically, the sweeping cuts to the federal government and discussions of cancelled leases and owned portfolio dispositions have not yet been reflected. The reported data show essentially flat demand environments with net absorption totaling negative 0.1% of inventory in DC and negative 0.2% in Northern Virginia. The roster of deals for each market reads similarly to nearly every quarter in the post-pandemic environment – DC largely dominated by law firms and Virginia by professional services firms. There were some notable federal government terminations in keeping with the headlines, with the USAGM (Voice of America) lease in DC being the most significant, but at least one new federal lease was also completed. The reality is that most of the deals closing in the quarter – or contributing to net absorption in the quarter – were already in progress prior to the shifting political environment. The vacancy story in this backward-looking demand environment remains largely the same as it has been. Most of the vacancy across the market is still

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concentrated in older buildings, an increasing share of which has been targeted for multifamily conversion either in the form of structure or land. Rental rates also reflected the strength at the high end of the market and pressure elsewhere.

The fact is that all these data lag the reality on the ground where, despite some soft-term federal terminations and small contractor bankruptcies, the impact of the changing federal landscape has yet to be fully realized. On the federal real estate front, agencies must begin reporting utilization data this summer, which will influence consolidation and downsizing decisions that will still take time to be realized as leases roll and owned assets are disposed. Return-to-office has been bumpy as well, as agencies speed shift gears on office utilization without the smoothing influence of a “clutch” of time relief. Despite the speed with which changes have been implemented, the full picture of federal real estate change will take time to fully emerge, especially as the net of dispositions, a shift to leasing, and a reduction in workforce and budgets sort themselves out.

On the contractor front, optimism remains around the overall direction of the defense budget (believed to reach $1 trillion for Fiscal Year 2026) but a reshuffling of priorities within the Pentagon including $5.1 billion of recent contract cuts and a public focus on the scale of some contracts – largely in the professional services arena – has had some groups keeping their heads down and slow-rolling space requirements. Contract activity outside the defense space is far more uncertain, and some firms have begun modest reductions-in-force as they align their workforces with the priorities of their federal customers. Those priorities are largely unclear as they rely on federal appropriations which follow on the recently passed congressional budget framework. As appropriations are made clear, it should give contractors a better picture of the future flow of dollars which, particularly for defense technology companies, should drive certainty to lease. Other contractors – seeing agency budgets slashed – may look to reduce their footprints or at least put growth on pause. We continue to believe that National Landing is aligned well with these trends as an aerospace and defense cluster overlaid with Amazon’s headquarters and Virginia Tech’s Innovation Campus, but it is still part of a broader market inseparable from the influence of policy and federal spending.

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All of us are navigating extremely murky shoals right now, but experience dictates that we play the long game and don’t get too distracted by the near-term noise. As operators, we continue to focus on the dramatically repositioned environment we have created in National Landing, growing and stabilizing the office and residential ecosystem we have developed there. As capital allocators, we will continue to take advantage of the bottom in office valuations and the NAV discount apparent in our share price. Our unwavering focus on maximizing long-term NAV per share will be our north star, which we are confident will continue to create value for our shareholders, even as we navigate the uncertain waters of the current market environment.

As always, we thank you for your continued trust and confidence.

Sincerely,

W. Matthew Kelly

Chief Executive Officer

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Q1 2025 EARNINGS RELEASE

SECTION TWO

The Bartlett

Section Two – Earnings Release

FOR IMMEDIATE RELEASE

Earnings Release

CONTACT

Kevin Connolly

Executive Vice President, Portfolio Management & Investor Relations

(240) 333-3837

kconnolly@jbgsmith.com

JBG SMITH ANNOUNCES FIRST QUARTER 2025 RESULTS

Bethesda, MD (April 29, 2025) - JBG SMITH (NYSE: JBGS), a leading owner, operator, and developer of mixed-use properties in the Washington, DC market, today filed its Form 10-Q for the quarter ended March 31, 2025 and reported its financial results.

Additional information regarding our results of operations, properties, and tenants can be found in our First Quarter 2025 Investor Package, which is posted in the Investor Relations section of our website at www.jbgsmith.com. We encourage investors to consider the information presented here with the information in that document.

First Quarter 2025 Highlights

●	Net loss, Funds From Operations ("FFO") and Core FFO attributable to common shareholders were:

	FIRST QUARTER COMPARISON
in millions, except per share amounts	Three Months Ended
	March 31, 2025		March 31, 2024
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net loss (1) (2)	$45.7	$0.56	$32.3	$0.36
FFO (2)	$(6.2)	$(0.08)	$10.7	$0.12
Core FFO	$7.2	$0.09	$26.9	$0.29

_____________

(1)	Includes gains on the sale of real estate of $537,000 and $197,000 for the three months ended March 31, 2025 and 2024.
(2)	Includes impairment losses of $8.5 million and $17.2 million related to non-depreciable real estate assets for the three months ended March 31, 2025 and 2024.
●	Annualized Net Operating Income ("Annualized NOI") for the three months ended March 31, 2025 was $270.1 million, compared to $272.6 million for the three months ended December 31, 2024, at our share. Excluding the assets that were sold, Annualized NOI for the three months ended March 31, 2025 was $264.4 million, compared to $256.7 million for the three months ended December 31, 2024, at our share.
o	The increase in Annualized NOI excluding the assets that were sold was substantially attributable to (i) the continued lease-up of The Grace and Reva, lower bad debt expense, and lower repairs and maintenance expense in our multifamily portfolio and (ii) the burn off of rent abatements and lower repairs and maintenance expense; partially offset by lower occupancy and higher utilities expense in our commercial portfolio.
●	Same Store NOI ("SSNOI") at our share decreased 5.5% quarter-over-quarter to $63.1 million for the three months ended March 31, 2025.
o	The decrease in SSNOI was substantially attributable to (i) lower occupancy and higher utilities expense, partially offset by lower real estate taxes in our commercial portfolio and (ii) higher operating expenses, offset by higher rents in our multifamily portfolio.

Operating Portfolio

●	The operating multifamily portfolio was 93.0% leased and 91.3% occupied as of March 31, 2025, compared to 92.9% and 91.0% as of December 31, 2024. Our operating In-Service multifamily portfolio was 95.7% leased and 94.3% occupied as of March 31, 2025, compared to 96.2% and 94.8% as of December 31, 2024.
●	In our Same Store multifamily portfolio, we increased effective rents by 1.5% for new leases and 5.6% upon renewal for first quarter lease expirations while achieving a 55.5% renewal rate.
●	The operating commercial portfolio was 78.3% leased and 76.4% occupied as of March 31, 2025, compared to 78.6% and 76.5% as of December 31, 2024, at our share.
●	Executed approximately 71,000 square feet of office leases at our share during the three months ended March 31, 2025, including approximately 14,000 square feet of new leases. Second-generation leases generated a 0.7% rental rate increase on a cash basis and a 1.0% rental rate increase on a GAAP basis.

Development Portfolio

Under-Construction

●	As of March 31, 2025, we had one multifamily asset under construction consisting of 775 units at our share comprising two towers, The Zoe and Valen. The Zoe was completed during the first quarter.

Development Pipeline

●	As of March 31, 2025, we had 19 assets in the development pipeline consisting of 8.9 million square feet of estimated potential development density at our share.

Third-Party Asset Management and Real Estate Services Business

●	For the three months ended March 31, 2025, revenue from third-party real estate services, including reimbursements, was $14.9 million. Excluding reimbursements and service revenue from our interests in real estate ventures, revenue from our third-party asset management and real estate services business was $6.4 million, primarily driven by $3.9 million of property and asset management fees, $1.0 million of other service revenue, $0.7 million of leasing fees and $0.5 million of development fees.

Balance Sheet

●	As of March 31, 2025, our total enterprise value was approximately $3.9 billion, comprising 86.9 million common shares and units valued at $1.4 billion, and debt (net of premium / (discount) and deferred financing costs) at our share of $2.6 billion, less cash and cash equivalents at our share of $85.9 million.

●	As of March 31, 2025, we had $81.3 million of cash and cash equivalents ($85.9 million of cash and cash equivalents at our share), and $572.8 million of undrawn capacity under our revolving credit facility.
●	Net Debt to annualized Adjusted EBITDA at our share for the three months ended March 31, 2025 was 13.7x, and our Net Debt / total enterprise value was 63.9% as of March 31, 2025.

Investing and Financing Activities

●	In February 2025, we sold 8001 Woodmont, a multifamily asset with 322 units in Bethesda, Maryland, for $194.0 million. In connection with the disposition, we repaid the related $99.7 million mortgage loan.
●	In March 2025, we entered into a five-year interest-only $258.9 million mortgage loan with a fixed interest rate of 5.03% collateralized by the Ashley and Potomac buildings at RiverHouse Apartments and repaid the outstanding $307.7 million mortgage loan that was collateralized by the Ashley, Potomac and James buildings.
●	During the first quarter of 2025, we repurchased and retired 12.2 million common shares for $187.5 million, a weighted average purchase price per share of $15.43.

Dividends

●	On April 24, 2025, our Board of Trustees declared a quarterly dividend of $0.175 per common share, payable on May 22, 2025 to shareholders of record as of May 8, 2025.

About JBG SMITH

JBG SMITH owns, operates and develops mixed-use properties concentrated in amenity-rich, Metro-served submarkets in and around Washington, DC, most notably National Landing, that we believe have long-term growth potential and appeal to residential, office and retail tenants. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, highly amenitized, walkable neighborhoods throughout the Washington, DC metropolitan area. Approximately 75.0% of JBG SMITH's holdings are in the National Landing submarket in Northern Virginia, which is anchored by four key demand drivers: Amazon's headquarters; Virginia Tech's $1 billion Innovation Campus; proximity to the Pentagon; and our placemaking initiatives and public infrastructure improvements. JBG SMITH's dynamic portfolio currently comprises 11.9 million square feet at share of multifamily, office and retail assets, 98% of which are Metro-served. It also maintains a development pipeline encompassing 8.9 million square feet of mixed-use, primarily multifamily, development opportunities. JBG SMITH is committed to the operation and development of green, smart, and healthy buildings and plans to maintain carbon neutral operations annually. For more information on JBG SMITH please visit www.jbgsmith.com.

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH," the "Company," "we," "us," "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate," "hypothetical," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or similar expressions in this earnings release. We also note the following forward-looking statements: whether in the case of our under-construction assets and assets in the development pipeline, estimated square feet, estimated number of units and estimated potential development density are accurate; expected timing, completion, modifications and delivery dates for the projects we are developing and the ability of any or all of our demand drivers to materialize and their effect on economic impact, job growth, expansion of public transportation and related demand in the National Landing submarket.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, including reductions in federal government spending or leasing, the timing of and costs associated with development and property improvements, tariffs and other trade barriers, supply chain disruptions, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Pro Rata Information

We present certain financial information and metrics in this release "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our consolidated financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in our investor package exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

Non-GAAP Financial Measures

This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH's management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH's financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains (losses) on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments and income from investments. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains (losses) from the sale of certain real estate assets, gains (losses) from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, income from investments, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption (payments) refunds, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"), "Same Store NOI" and "Annualized NOI" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI, Same Store NOI and Annualized NOI provide useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI excludes deferred (straight-line) rent, commercial lease termination revenue, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI, which includes our proportionate share of revenue and expenses attributable to real estate ventures, as a supplemental performance measure and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other real estate investment trusts that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI represents NOI for the three months ended March 31, 2025 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

Definitions

"Development Pipeline" refers to assets that have the potential to commence construction subject to receipt of full entitlements, completion of design and/or market conditions where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of March 31, 2025. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

"GAAP" means accounting principles generally accepted in the United States of America.

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of March 31, 2025.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Transaction and Other Costs" include costs related to completed, potential and pursued transactions, demolition costs, and severance and other costs.

"Under-Construction" refers to assets that were under construction during the three months ended March 31, 2025.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

in thousands	March 31, 2025	December 31, 2024

ASSETS
Real estate, at cost:
Land and improvements	$1,101,149	$1,109,172
Buildings and improvements	4,115,038	4,083,937
Construction in progress, including land	327,414	338,333
	5,543,601	5,531,442
Less: accumulated depreciation	(1,452,387)	(1,419,983)
Real estate, net	4,091,214	4,111,459
Cash and cash equivalents	81,338	145,804
Restricted cash	38,997	37,388
Tenant and other receivables	22,474	23,478
Deferred rent receivable	170,986	170,153
Investments in unconsolidated real estate ventures	92,781	93,654
Deferred leasing costs, net	68,563	69,821
Intangible assets, net	45,525	47,000
Other assets, net	120,725	131,318
Assets held for sale	—	190,465
TOTAL ASSETS	$4,732,603	$5,020,540

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,626,703	$1,767,173
Revolving credit facility	162,000	85,000
Term loans, net	718,055	717,853
Accounts payable and accrued expenses	92,329	101,096
Other liabilities, net	144,288	115,827
Liabilities related to assets held for sale	—	901
Total liabilities	2,743,375	2,787,850
Commitments and contingencies
Redeemable noncontrolling interests	418,236	423,632
Total equity	1,570,992	1,809,058
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$4,732,603	$5,020,540

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2025	2024
REVENUE
Property rental	$101,499	$122,636
Third-party real estate services, including reimbursements	14,914	17,868
Other revenue	4,273	4,680
Total revenue	120,686	145,184
EXPENSES
Depreciation and amortization	47,587	56,855
Property operating	33,437	35,279
Real estate taxes	12,172	13,795
General and administrative:
Corporate and other	15,557	14,973
Third-party real estate services	16,071	22,327
Transaction and other costs	1,911	1,514
Total expenses	126,735	144,743
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	(592)	975
Interest and other income, net	525	2,100
Interest expense	(35,200)	(30,160)
Gain on the sale of real estate, net	537	197
Loss on the extinguishment of debt	(4,636)	—
Impairment loss	(8,483)	(17,211)
Total other income (expense)	(47,849)	(44,099)
LOSS BEFORE INCOME TAX BENEFIT	(53,898)	(43,658)
Income tax benefit	200	1,468
NET LOSS	(53,698)	(42,190)
Net loss attributable to redeemable noncontrolling interests	7,978	4,534
Net loss attributable to noncontrolling interests	—	5,380
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(45,720)	$(32,276)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.56)	$(0.36)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	81,521	92,635

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended March 31,
	2025		2024

EBITDA, EBITDAre and Adjusted EBITDA
Net loss	$(53,698)		$(42,190)
Depreciation and amortization expense	47,587		56,855
Interest expense	35,200		30,160
Income tax benefit	(200)		(1,468)
Unconsolidated real estate ventures allocated share of above adjustments	1,782		2,552
EBITDA	$30,671		$45,909
Gain on the sale of real estate, net	(537)		(197)
Gain on the sale of unconsolidated real estate assets	—		(480)

EBITDAre	$30,134		$45,232
Transaction and other costs (1)	1,911		1,514
(Income) loss from investments, net	376		(58)
Impairment loss related to non-depreciable real estate	8,483		17,211
Loss on the extinguishment of debt	4,636		—
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(184)		(213)

Adjusted EBITDA	$45,356		$63,686

Net Debt to Annualized Adjusted EBITDA (2)	13.7	x	9.3	x

	March 31, 2025		March 31, 2024
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (3)	$2,500,207		$2,524,430
Unconsolidated indebtedness (3)	66,975		66,413
Total consolidated and unconsolidated indebtedness	2,567,182		2,590,843
Less: cash and cash equivalents	85,945		227,132
Net Debt (at JBG SMITH Share)	$2,481,237		$2,363,711

Note: All EBITDA measures as shown above are attributable to common limited partnership units ("OP Units") and certain fully vested incentive equity awards that may be convertible into OP Units.

(1)	Includes costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.
(2)	Quarterly Adjusted EBITDA is annualized by multiplying by four.
(3)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2025	2024

FFO and Core FFO
Net loss attributable to common shareholders	$(45,720)	$(32,276)
Net loss attributable to redeemable noncontrolling interests	(7,978)	(4,534)
Net loss attributable to noncontrolling interests	—	(5,380)
Net loss	(53,698)	(42,190)
Gain on the sale of real estate, net of tax	(537)	(1,409)
Gain on the sale of unconsolidated real estate assets	—	(480)
Real estate depreciation and amortization	45,961	55,187
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	779	1,491
FFO Attributable to OP Units	$(7,495)	$12,599
FFO attributable to redeemable noncontrolling interests	1,265	(1,921)
FFO Attributable to Common Shareholders	$(6,230)	$10,678

FFO attributable to OP Units	$(7,495)	$12,599
Transaction and other costs, net of tax (1)	1,911	1,144
(Income) loss from investments, net of tax	285	(44)
Impairment loss related to non-depreciable real estate	8,483	17,211
(Gain) loss from mark-to-market on derivative instruments, net of noncontrolling interests	(32)	42
Loss on the extinguishment of debt	4,636	—
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(184)	(213)
Amortization of management contracts intangible, net of tax	1,056	1,054
Core FFO Attributable to OP Units	$8,660	$31,793
Core FFO attributable to redeemable noncontrolling interests	(1,462)	(4,849)
Core FFO Attributable to Common Shareholders	$7,198	$26,944
FFO per common share - diluted	$(0.08)	$0.12
Core FFO per common share - diluted	$0.09	$0.29
Weighted average shares - diluted (FFO and Core FFO)	81,706	92,786

See footnotes on page 14.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2025	2024

FAD
Core FFO attributable to OP Units	$8,660	$31,793
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (2)	(11,778)	(9,035)
Straight-line and other rent adjustments (3)	2,439	(1,430)
Share-based compensation expense	6,532	9,379
Amortization of debt issuance costs	4,135	3,902
Unconsolidated real estate ventures allocated share of above adjustments	149	459
Non-real estate depreciation and amortization	258	294
FAD available to OP Units (A)	$10,395	$35,362
Distributions to common shareholders and unitholders (B)	$17,610	$18,998
FAD Payout Ratio (B÷A) (4)	169.4%	53.7%

Capital Expenditures
Maintenance and recurring capital expenditures	$3,588	$1,195
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	—	2
Second-generation tenant improvements and leasing commissions	7,946	7,817
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	244	21
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	11,778	9,035
Non-recurring capital expenditures	5,234	3,522
Share of non-recurring capital expenditures from unconsolidated real estate ventures	—	14
First-generation tenant improvements and leasing commissions	3,648	2,895
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	37	51
Non-recurring capital expenditures	8,919	6,482
Total JBG SMITH Share of Capital Expenditures	$20,697	$15,517

(1)	Includes costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.
(2)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(3)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(4)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

NOI RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended March 31,
	2025	2024

Net loss attributable to common shareholders	$(45,720)	$(32,276)
Net loss attributable to redeemable noncontrolling interests	(7,978)	(4,534)
Net loss attributable to noncontrolling interests	—	(5,380)
Net loss	(53,698)	(42,190)
Add:
Depreciation and amortization expense	47,587	56,855
General and administrative expense:
Corporate and other	15,557	14,973
Third-party real estate services	16,071	22,327
Transaction and other costs	1,911	1,514
Interest expense	35,200	30,160
Loss on the extinguishment of debt	4,636	—
Impairment loss	8,483	17,211
Income tax benefit	(200)	(1,468)
Less:
Third-party real estate services, including reimbursements revenue	14,914	17,868
Income (loss) from unconsolidated real estate ventures, net	(592)	975
Interest and other income, net	525	2,100
Gain on the sale of real estate, net	537	197

Adjustments:
NOI attributable to unconsolidated real estate ventures at our share	990	3,046
Non-cash rent adjustments (1)	2,439	(1,430)
Other adjustments (2)	1,693	(6,023)
Total adjustments	5,122	(4,407)
NOI	$65,285	$73,835
Less: out-of-service NOI loss (3)	(2,237)	(3,032)
Operating Portfolio NOI	$67,522	$76,867
Non-Same Store NOI (4)	4,445	10,092
Same Store NOI (5)	$63,077	$66,775

Change in Same Store NOI	(5.5)%
Number of properties in Same Store pool	35

(1)	Adjustment to exclude deferred (straight-line) rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to exclude commercial lease termination revenue, related party management fees and corporate entity activity.
(3)	Includes the results of our Under-Construction assets and assets in the Development Pipeline.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

Q1 2025 SUPPLEMENTAL INFORMATION

SECTION THREE

West Half Rooftop Pool

The Zoe Rooftop Lounge

JBG SMITH

SUPPLEMENTAL INFORMATION | Q1 2025

SEP
TABLE OF CONTENTS	MARCH 31, 2025

DISCLOSURES	MARCH 31, 2025

Disclosures

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH," the "Company," "we," "us," "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate," "hypothetical," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or similar expressions in this Investor Package. We also note the following forward-looking statements: relate to, among other things, the following: the extent to which our portfolio of assets will be impacted by various actions of the current presidential administration, including ongoing efforts to reduce or adjust federal spending; the impact of the federal government’s budget priorities and the Department of Government Efficiency on leasing demand and growth in the Washington, DC metropolitan area; the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; our ability to maintain a strong capital base; potential Net Operating Income growth and the assumptions on which such growth is premised; our estimated future leverage (Net Debt/Annualized Adjusted EBITDA and Net Debt/total enterprise value) profile and potential offsets for expected increases to our Net Debt / Annualized Adjusted EBITDA; the economic impact, job growth, expansion of public transportation and related demand for multifamily and commercial properties of Amazon.com, Inc.'s ("Amazon") headquarters on the DC metropolitan area and National Landing and the speed with which such impact occurs; changes to the amount and manner in which tenants use space; long-term trends in demand for housing (including multifamily) within major urban employment centers; whether the Washington, DC metro area is positioned for significant rent growth; whether we will be well-positioned to capitalize on land sales, ground leases, and joint ventures; whether and the pace at which office property values and the macroeconomic landscape will improve; whether the construction and/or delivery of new infrastructure projects in and around National Landing will be completed at all or on the anticipated timeline; whether downward pressure on our earnings for the office portfolio and upward pressure on our Net Debt to Annualized Adjusted EBITDA will continue through mid-2025 and our anticipated ability to lessen that pressure through additional income from newly constructed multifamily assets, rent growth in existing multifamily properties, and increased office demand in National Landing; our ability to raise capital from the sale of assets, including multifamily assets; whether tenant vacates will occur on the timeline we anticipate; whether the industry mix of our office tenants and leasing performance of our office portfolio will shift as anticipated or at all; whether the strength of our prospective tenant pipeline will result in increases in new leasing activity; whether we will experience an improvement in retention rate of our office tenants in National Landing; our ability to refinance debt secured by our multifamily assets; whether we will be able to successfully reposition certain buildings in our portfolio or acquire new properties on the expected timeline, or at all, and the impacts of those conversions and acquisitions, particularly in National Landing; annualized Net Operating Income; adjusted annualized Net Operating Income; expected timing, completion, modifications, size, delivery dates and economic viability for the projects we are developing; the ability of any or all of our National Landing demand drivers, as well as increased in-person work requirements, to materialize and increase performance of, and foot traffic around, our multifamily and commercial portfolios at all or on the timeline anticipated and their effect on economic impact, job growth, expansion of public transportation and related demand in the National Landing submarket; the impacts of removing certain assets in our portfolio from service; whether the value of our portfolio holdings will increase due to their location, demand drivers, our placemaking efforts and use diversification; whether we will be successful in our efforts to repurchase shares; whether we will succeed in recycling our assets to fund new investments, including development projects, acquisitions, opportunistic investments in partnership with third-party capital, and share repurchases; whether investments in partnership with third-party capital will allow us to monetize our land bank, take advantage of distressed office and multifamily opportunities, and generate additional fee revenue; whether our assets can be disposed of for values at or above NAV; whether in the case of our Under-Construction assets and assets in the Development Pipeline, estimated square feet, estimated number of units, earliest potential construction start, the estimated completion date, the estimated date of entitlements, estimated stabilization date, Estimated Incremental Investment, Estimated Total Investment, Projected NOI Yield, completion date, yield on cost, weighted average stabilization date, intended type of asset use and potential tenants, Estimated Potential Development Density, and Estimated Stabilized NOI are accurate; whether our Under-Construction assets will deliver the Annualized NOI that we anticipate; and whether the number of multifamily units and retailers in National Landing will increase to the levels anticipated or open on the timelines anticipated.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic and political conditions in the Washington, DC metropolitan area, including reductions in federal government spending or leasing, the timing of and costs associated with development and property improvements, tariffs and other trade barriers, supply chain disruptions, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained

DISCLOSURES	MARCH 31, 2025

or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Organization and Basis of Presentation

JBG SMITH, a Maryland real estate investment trust, owns, operates and develops mixed-use properties concentrated in amenity-rich, Metro-served submarkets in and around Washington, DC, most notably National Landing, that we believe have long-term growth potential and appeal to residential, office and retail tenants. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, highly amenitized, walkable neighborhoods throughout the Washington, DC metropolitan area. Approximately 75.0% of JBG SMITH's holdings are in the National Landing submarket in Northern Virginia, which is anchored by four key demand drivers: Amazon's headquarters; Virginia Tech's $1 billion Innovation Campus; proximity to the Pentagon; and our placemaking initiatives and public infrastructure improvements. In addition, our third-party asset management and real estate services business provides fee-based real estate services.

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America ("GAAP") and is unaudited information, unless otherwise indicated.

Pro Rata Information

We present certain financial information and metrics in this Investor Package "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our consolidated financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in this Investor Package exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

DISCLOSURES	MARCH 31, 2025

Definitions

See pages 39-42 for definitions of terms used in this Investor Package.

Non-GAAP Measures

This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why our management believes that the presentation of these measures provides useful information to investors regarding our financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

●	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
●	EBITDA for Real Estate ("EBITDAre")
●	Adjusted EBITDA
●	Funds from Operations ("FFO")
●	Core FFO
●	Funds Available for Distribution ("FAD")
●	Third-Party Asset Management and Real Estate Services Business
●	Pro Rata Adjusted General and Administrative Expenses
●	Net Operating Income ("NOI")
●	Annualized NOI
●	Estimated Stabilized NOI
●	Projected NOI Yield
●	Same Store NOI
●	Consolidated and Unconsolidated Indebtedness
●	Consolidated and Unconsolidated Interest Expense
●	Net Debt
●	Historical Cost

COMPANY PROFILE	MARCH 31, 2025 (Unaudited)

Company Profile

Executive Officers		Company Snapshot as of March 31, 2025

W. Matthew Kelly	Chief Executive Officer and Trustee	Exchange/ticker	NYSE: JBGS
M. Moina Banerjee	Chief Financial Officer	Indicated annual dividend per share (1)	$0.70
George L. Xanders	Chief Investment Officer	Dividend yield	4.3%
Steven A. Museles	Chief Legal Officer
Evan Regan-Levine	Chief Strategy Officer	Total Enterprise Value (dollars in billions, except share price)
		Common share price	$16.11
		Common shares and common limited partnership units ("OP Units") outstanding (in millions) (2)	86.94
		Total market capitalization	$1.40
		Total consolidated and unconsolidated indebtedness at JBG SMITH Share	2.57
		Less: cash and cash equivalents at JBG SMITH Share	(0.09)
		Net Debt	$2.48
		Total Enterprise Value	$3.88

		Net Debt / Total Enterprise Value	63.9%

(1)	Based on the latest dividend declaration.
(2)	Includes certain fully vested incentive equity awards that may be convertible into OP Units.

FINANCIAL HIGHLIGHTS	MARCH 31, 2025 (Unaudited)

Financial Highlights

dollars in thousands, except per share data	Three Months Ended
	March 31, 2025

Summary Financial Results
Total revenue	$120,686
Net loss attributable to common shareholders	$(45,720)
Per diluted common share	$(0.56)
Operating portfolio NOI	$67,522
FFO (1)	$(7,495)
Core FFO (1)	$8,660
FAD (1)	$10,395
FAD payout ratio	169.4%
EBITDA (1)	$30,671
EBITDAre (1)	$30,134
Adjusted EBITDA (1)	$45,356
Net Debt / total enterprise value	63.9%
Net Debt to annualized Adjusted EBITDA	13.7	x

	March 31, 2025

Debt Summary (at JBG SMITH Share)
Total consolidated indebtedness (2)	$2,500,207
Total consolidated and unconsolidated indebtedness (2)	$2,567,182
Weighted average interest rates:
Variable rate debt (3)	5.57%
Fixed rate debt	4.97%
Total debt	5.14%
Cash and cash equivalents	$85,945

(1)	Attributable to OP Units, which include units owned by JBG SMITH, and certain incentive equity awards that may be convertible into OP Units.
(2)	Net of premium/discount and deferred financing costs.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and debt at JBG SMITH Share was 3.11%, and 3.21%, and the weighted average maturity date of the interest rate caps is in Q1 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.

PORTFOLIO OVERVIEW	MARCH 31, 2025 (Unaudited)

Portfolio Overview

dollars in thousands		100% Share	At JBG SMITH Share

	Number of	Units /	Units /	%	%	Annualized	Annualized
	Assets	Square Feet	Square Feet	Leased	Occupied (1)	Rent	NOI (2)

Operating
Multifamily (3)
National Landing	4	2,856	2,856	96.2%	95.3%	$75,830	$54,300
DC	9	2,795	2,795	95.1%	93.3%	90,216	67,684
In-Service	13	5,651	5,651	95.7%	94.3%	166,046	121,984
Recently Delivered	2	808	808	74.6%	71.5%	22,365	12,056
Multifamily – total / weighted average	15	6,459	6,459	93.0%	91.3%	$188,411	$134,040

Commercial
National Landing Unlevered	13	4,445,867	4,445,867	75.5%	73.1%	$152,364	$93,520
National Landing Levered	3	997,070	997,070	88.7%	88.5%	33,921	25,364
Other	4	1,028,846	693,858	80.9%	80.3%	25,612	12,588
Commercial - total / weighted average	20	6,471,783	6,136,795	78.3%	76.4%	$211,897	$131,472

Ground Leases (4)	2	—	—	—	—	$—	$4,576

Operating - In-service	35	5,651 Units/ 6,471,783 SF	5,651 Units/ 6,136,795 SF	85.5%	83.9%	$377,943	$258,032
Operating - Recently Delivered	2	808 Units	808 Units	74.6%	71.5%	$22,365	$12,056
Operating - Total / Weighted Average	37	6,459 Units/ 6,471,783 SF	6,459 Units/ 6,136,795 SF	84.9%	83.2%	$400,308	$270,088

Development (5)

Under-Construction	1	775 Units	775 Units

Development Pipeline	19	10,956,000	8,914,100

(1)	Percent Occupied excludes retail square footage.
(2)	Annualized NOI includes $2.1 million from 1101 17th Street, and $25.4 million from 1215, 1225 and 1235 S. Clark Street. DC Annualized NOI includes $5.7 million from 8001 Woodmont which was sold on February 19, 2025.
(3)	2221 S. Clark Street - Residential and 900 W Street are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics as they are operated as short-term rental properties.
(4)	Assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue) are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics. See footnote (7) on page 19 for more information.
(5)	Refer to pages 32 – 34 for detail on Under-Construction assets and assets in the Development Pipeline.

CONDENSED CONSOLIDATED BALANCE SHEETS	MARCH 31, 2025 (Unaudited)

Condensed Consolidated Balance Sheets

in thousands	March 31, 2025	December 31, 2024

ASSETS
Real estate, at cost:
Land and improvements	$1,101,149	$1,109,172
Buildings and improvements	4,115,038	4,083,937
Construction in progress, including land	327,414	338,333
	5,543,601	5,531,442
Less: accumulated depreciation	(1,452,387)	(1,419,983)
Real estate, net	4,091,214	4,111,459
Cash and cash equivalents	81,338	145,804
Restricted cash	38,997	37,388
Tenant and other receivables	22,474	23,478
Deferred rent receivable	170,986	170,153
Investments in unconsolidated real estate ventures	92,781	93,654
Deferred leasing costs, net	68,563	69,821
Intangible assets, net	45,525	47,000
Other assets, net	120,725	131,318
Assets held for sale	—	190,465
TOTAL ASSETS	$4,732,603	$5,020,540

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,626,703	$1,767,173
Revolving credit facility	162,000	85,000
Term loans, net	718,055	717,853
Accounts payable and accrued expenses	92,329	101,096
Other liabilities, net	144,288	115,827
Liabilities related to assets held for sale	—	901
Total liabilities	2,743,375	2,787,850
Commitments and contingencies
Redeemable noncontrolling interests	418,236	423,632
Total equity	1,570,992	1,809,058
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$4,732,603	$5,020,540

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	MARCH 31, 2025 (Unaudited)

Condensed Consolidated Statements of Operations

in thousands, except per share data	Three Months Ended March 31,
	2025	2024
REVENUE
Property rental	$101,499	$122,636
Third-party real estate services, including reimbursements	14,914	17,868
Other revenue	4,273	4,680
Total revenue	120,686	145,184
EXPENSES
Depreciation and amortization	47,587	56,855
Property operating	33,437	35,279
Real estate taxes	12,172	13,795
General and administrative:
Corporate and other	15,557	14,973
Third-party real estate services	16,071	22,327
Transaction and Other Costs	1,911	1,514
Total expenses	126,735	144,743
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	(592)	975
Interest and other income, net	525	2,100
Interest expense	(35,200)	(30,160)
Gain on the sale of real estate, net	537	197
Loss on the extinguishment of debt	(4,636)	—
Impairment loss	(8,483)	(17,211)
Total other income (expense)	(47,849)	(44,099)
LOSS BEFORE INCOME TAX BENEFIT	(53,898)	(43,658)
Income tax benefit	200	1,468
NET LOSS	(53,698)	(42,190)
Net loss attributable to redeemable noncontrolling interests	7,978	4,534
Net loss attributable to noncontrolling interests	—	5,380
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(45,720)	$(32,276)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.56)	$(0.36)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	81,521	92,635

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

UNCONSOLIDATED REAL ESTATE VENTURES	MARCH 31, 2025 (Unaudited)

Unconsolidated Real Estate Ventures

in thousands, at JBG SMITH Share
March 31, 2025

BALANCE SHEET INFORMATION

Total real estate, at cost	$161,268
Less: accumulated depreciation	(16,968)
Real estate, net	144,300
Cash and cash equivalents	4,635
Other assets, net	11,993
Total assets	$160,928
Borrowings, net	$66,975
Other liabilities, net	12,010
Total liabilities	$78,985

Three Months Ended
March 31, 2025

OPERATING INFORMATION
Total revenue	$2,418
Expenses:
Depreciation and amortization	779
Property operating	1,029
Real estate taxes	448
Total expenses	2,256
Other income (expense):
Interest expense	(1,003)
Interest and other income, net	40

Net loss	$(801)
Earnings and distributions in excess of our investment in unconsolidated real estate venture	$184
Other	25
Loss from unconsolidated real estate ventures, net	$(592)

OTHER TANGIBLE ASSETS AND LIABILITIES	MARCH 31, 2025 (Unaudited)

Other Tangible Assets and Liabilities

in thousands, at JBG SMITH Share	March 31, 2025

Other Tangible Assets, Net (1)
Restricted cash	$40,353
Tenant and other receivables, net	22,742
Other assets, net	92,639
Total Other Tangible Assets, Net	$155,734

Other Tangible Liabilities, Net
Accounts payable and accrued liabilities	$93,054
Other liabilities, net	110,569
Total Other Tangible Liabilities, Net	$203,623

(1)	Excludes cash and cash equivalents.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)	MARCH 31, 2025 (Unaudited)

EBITDA, EBITDAre and Adjusted EBITDA

dollars in thousands	Three Months Ended March 31,
	2025		2024

EBITDA, EBITDAre and Adjusted EBITDA
Net loss	$(53,698)		$(42,190)
Depreciation and amortization expense	47,587		56,855
Interest expense	35,200		30,160
Income tax benefit	(200)		(1,468)
Unconsolidated real estate ventures allocated share of above adjustments	1,782		2,552
EBITDA	$30,671		$45,909
Gain on the sale of real estate, net	(537)		(197)
Gain on the sale of unconsolidated real estate assets	—		(480)

EBITDAre	$30,134		$45,232
Transaction and Other Costs (1)	1,911		1,514
(Income) loss from investments, net	376		(58)
Impairment loss related to non-depreciable real estate	8,483		17,211
Loss on the extinguishment of debt	4,636		—
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(184)		(213)

Adjusted EBITDA	$45,356		$63,686

Net Debt to Annualized Adjusted EBITDA (2)	13.7	x	9.3	x

Net Debt (at JBG SMITH Share)	March 31, 2025		March 31, 2024
Consolidated indebtedness (3)	$2,500,207		$2,524,430
Unconsolidated indebtedness (3)	66,975		66,413
Total consolidated and unconsolidated indebtedness	2,567,182		2,590,843
Less: cash and cash equivalents	85,945		227,132
Net Debt (at JBG SMITH Share)	$2,481,237		$2,363,711

Note: All EBITDA measures as shown above are attributable to OP Units and certain fully vested incentive equity awards that may be convertible into OP Units.

(1)	See page 44 for the components of Transaction and Other Costs.
(2)	Quarterly Adjusted EBITDA is annualized by multiplying by four.
(3)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	MARCH 31, 2025 (Unaudited)

FFO, Core FFO and FAD

in thousands, except per share data	Three Months Ended March 31,
	2025	2024

FFO and Core FFO
Net loss attributable to common shareholders	$(45,720)	$(32,276)
Net loss attributable to redeemable noncontrolling interests	(7,978)	(4,534)
Net loss attributable to noncontrolling interests	—	(5,380)
Net loss	(53,698)	(42,190)
Gain on the sale of real estate, net of tax	(537)	(1,409)
Gain on the sale of unconsolidated real estate assets	—	(480)
Real estate depreciation and amortization	45,961	55,187
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	779	1,491
FFO Attributable to OP Units	$(7,495)	$12,599
FFO attributable to redeemable noncontrolling interests	1,265	(1,921)
FFO Attributable to Common Shareholders	$(6,230)	$10,678

FFO attributable to OP Units	$(7,495)	$12,599
Transaction and Other Costs, net of tax (1)	1,911	1,144
(Income) loss from investments, net of tax	285	(44)
Impairment loss related to non-depreciable real estate	8,483	17,211
(Gain) loss from mark-to-market on derivative instruments, net of noncontrolling interests	(32)	42
Loss on the extinguishment of debt	4,636	—
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(184)	(213)
Amortization of management contracts intangible, net of tax	1,056	1,054
Core FFO Attributable to OP Units	$8,660	$31,793
Core FFO attributable to redeemable noncontrolling interests	(1,462)	(4,849)
Core FFO Attributable to Common Shareholders	$7,198	$26,944
FFO per common share - diluted	$(0.08)	$0.12
Core FFO per common share - diluted	$0.09	$0.29
Weighted average shares - diluted (FFO and Core FFO)	81,706	92,786

See footnotes on page 15.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	MARCH 31, 2025 (Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2025	2024

FAD
Core FFO attributable to OP Units	$8,660	$31,793
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (2)	(11,778)	(9,035)
Straight-line and other rent adjustments (3)	2,439	(1,430)
Share-based compensation expense	6,532	9,379
Amortization of debt issuance costs	4,135	3,902
Unconsolidated real estate ventures allocated share of above adjustments	149	459
Non-real estate depreciation and amortization	258	294
FAD available to OP Units (A)	$10,395	$35,362
Distributions to common shareholders and unitholders (B)	$17,610	$18,998
FAD Payout Ratio (B÷A) (4)	169.4%	53.7%

Capital Expenditures
Maintenance and recurring capital expenditures	$3,588	$1,195
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	—	2
Second-generation tenant improvements and leasing commissions	7,946	7,817
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	244	21
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	11,778	9,035
Non-recurring capital expenditures	5,234	3,522
Share of non-recurring capital expenditures from unconsolidated real estate ventures	—	14
First-generation tenant improvements and leasing commissions	3,648	2,895
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	37	51
Non-recurring capital expenditures	8,919	6,482
Total JBG SMITH Share of Capital Expenditures	$20,697	$15,517

(1)	See page 44 for the components of Transaction and Other Costs.
(2)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(3)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(4)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY ASSET MANAGEMENT AND REAL ESTATE SERVICES BUSINESS (NON-GAAP)	MARCH 31, 2025 (Unaudited)

Third-Party Asset Mgmt and Real Estate Services Business

in thousands, at JBG SMITH Share	Three Months Ended March 31, 2025

Service Revenue
Property management fees	$3,361
Asset management fees	580
Development fees	523
Leasing fees	654
Construction management fees	231
Other service revenue	1,035
Total Revenue (1)	$6,384
Pro rata adjusted general and administrative expense: third-party real estate services (2)	(7,236)
Total Services Revenue Less Allocated General and Administrative Expenses (3)	$(852)

(1)	Service revenues from real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the fees we earned from each real estate venture. Included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations are $8.4 million of reimbursement revenue and $0.1 million of service revenue from our economic interest in real estate ventures that are excluded from this table.
(2)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties, real estate ventures and the legacy funds formerly organized by The JBG Companies (the "JBG Legacy Funds"). We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our consolidated statement of operations) and to properties owned by the third parties, real estate ventures and the JBG Legacy Funds (included in "General and administrative expense: third-party real estate services" in our consolidated statement of operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.

Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the total general and administrative expenses allocated to each asset. See "Pro Rata Adjusted General and Administrative Expenses" on the next page for a reconciliation of "General and administrative expenses: third-party real estate services" to "Pro Rata Adjusted General and Administrative Expenses."

(3)	Services revenue, excluding reimbursement revenue and service revenue from our economic interest in real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure of its third-party asset management and real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by us and can be used to assess the profitability of the third-party asset management and real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	MARCH 31, 2025 (Unaudited)

Pro Rata Adjusted G&A

in thousands	Three Months Ended March 31, 2025
		Adjustments (1)
	Per Statement			Pro Rata
	of Operations	A	B	Adjusted

General and Administrative Expenses
Corporate and other	$15,557	$—	$422	$15,979
Third-party real estate services	16,071	(8,413)	(422)	7,236

Total	$31,628	$(8,413)	$—	$23,215

(1)	Adjustments:

A  -  Removes $8.4 million of general and administrative expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from Service Revenue on page 16. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations.

B  -  Reflects an adjustment to allocate our share of general and administrative expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other."

SAME STORE NOI (NON-GAAP)	MARCH 31, 2025 (Unaudited)

Summary & Same Store NOI

c

dollars in thousands, at JBG SMITH share
	Three Months Ended March 31,
	2025	2024	% Change

Same Store (1)
Multifamily
Revenue	$47,393	$46,226	2.5%
Expenses	(18,302)	(17,184)	6.5%
Same Store NOI	$29,091	$29,042	0.2%

Commercial
Revenue	$53,445	$56,740	(5.8%)
Expenses	(20,603)	(20,335)	1.3%
Same Store NOI	$32,842	$36,405	(9.8%)

Ground Leases
Same Store NOI	$1,144	$1,328	(13.9%)

Total Same Store NOI	$63,077	$66,775	(5.5%)
Non-Same Store NOI	4,445	10,092	(56.0%)
Total Operating Portfolio NOI	$67,522	$76,867	(12.2%)

(1)	Same Store refers to the pool of assets that were owned, operated and In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

SUMMARY NOI (NON-GAAP)	MARCH 31, 2025 (Unaudited)

Summary NOI

dollars in thousands	NOI for the Three Months Ended March 31, 2025 at JBG SMITH Share
	Consolidated	Unconsolidated	Multifamily	Commercial	Ground Leases (7)	Total
Number of operating assets	35	2	15	20	2	37
Property rental (1)	$96,080	$2,129	$51,213	$45,850	$1,146	$98,209
Tenant expense reimbursement	7,240	122	3,326	3,876	160	7,362
Other revenue	4,225	96	578	3,737	6	4,321
Total revenue	107,545	2,347	55,117	53,463	1,312	109,892

Operating expenses	(41,183)	(883)	(21,607)	(20,291)	(168)	(42,066)
Ground rent expense	(304)	—	—	(304)	—	(304)
Total expenses	(41,487)	(883)	(21,607)	(20,595)	(168)	(42,370)

Operating Portfolio NOI (2)	$66,058	$1,464	$33,510	$32,868	$1,144	$67,522

Annualized NOI (3)	$264,232	$5,856	$134,040	$131,472	$4,576	$270,088
Additional Information
Free Rent (at 100% share)	$5,140	$337	$823	$4,237	$417	$5,477
Free Rent (at JBG SMITH Share)	$5,140	$162	$823	$4,062	$417	$5,302
Annualized Free Rent (at JBG SMITH Share) (4)	$20,560	$648	$3,292	$16,248	$1,668	$21,208
% occupied (at JBG SMITH Share) (5)	83.1%	85.7%	91.3%	76.4%	—	83.2%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$5,372	$—	$768	$4,604	$—	$5,372
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$5,372	$—	$768	$4,604	$—	$5,372

(1)	Property rental revenue excludes straight-line rent adjustments, commercial lease termination revenue and other non-cash GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	NOI excludes $3.3 million of related party management fees at JBG SMITH Share. See definition of NOI on page 41.
(3)	Annualized NOI includes $5.7 million from sold assets, $2.1 million from 1101 17th Street, and $25.4 million from 1215, 1225 and 1235 S. Clark Street.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended March 31, 2025 multiplied by four.
(5)	Assets operated as short-term rental properties (2221 S. Clark Street – Residential and 900 W Street), and assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue) are excluded from the Percent Occupied metric.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of March 31, 2025.
(7)	Includes 1700 M Street and 1831/1861 Wiehle Avenue for which we are the ground lessor. The ground rent on 1700 M Street is currently $4.95 million per annum and includes market escalations and CPI resets. The ground lease expires on December 4, 2117. Ground rent on 1831/1861 Wiehle Avenue is currently $1.2 million per annum. The ground lease expires on April 29, 2121.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	MARCH 31, 2025 (Unaudited)

Summary NOI – Multifamily

dollars in thousands	NOI for the Three Months Ended March 31, 2025 at JBG SMITH Share
	Consolidated	National Landing	DC (6)	Total (6)
Number of operating assets	15	6	9	15
Property rental (1)	$51,213	$26,013	$25,200	$51,213
Tenant expense reimbursement	3,326	1,571	1,755	3,326
Other revenue	578	203	375	578
Total revenue	55,117	27,787	27,330	55,117

Operating expenses	(21,607)	(11,198)	(10,409)	(21,607)
Ground rent expense	—	—	—	—
Total expenses	(21,607)	(11,198)	(10,409)	(21,607)

Operating Portfolio NOI (2)	$33,510	$16,589	$16,921	$33,510

Annualized NOI	$134,040	$66,356	$67,684	$134,040
Additional Information
Free Rent (at 100% share)	$823	$85	$738	$823
Free Rent (at JBG SMITH Share)	$823	$85	$738	$823
Annualized Free Rent (at JBG SMITH Share) (3)	$3,292	$340	$2,952	$3,292
% occupied (at JBG SMITH Share) (4)	91.3%	89.7%	93.3%	91.3%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$768	$752	$16	$768
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (5)	$768	$752	$16	$768

(1)	Property rental revenue excludes straight-line rent adjustments, retail lease termination revenue and other non-cash GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	NOI excludes $1.7 million of related party management fees at JBG SMITH Share. See definition of NOI on page 41.
(3)	Represents JBG SMITH's share of Free Rent for the three months ended March 31, 2025 multiplied by four.
(4)	2221 S. Clark Street – Residential and 900 W Street are excluded from the Percent Occupied metric as they are operated as short-term rental properties.
(5)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for retail spaces for which rent had not yet commenced as of March 31, 2025.
(6)	Includes $5.7 million of Annualized NOI from 8001 Woodmont which was sold on February 19, 2025.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	MARCH 31, 2025 (Unaudited)

Summary NOI – Commercial

dollars in thousands	NOI for the Three Months Ended March 31, 2025 at JBG SMITH Share
	Consolidated	Unconsolidated	National Landing	Other	Total
Number of operating assets	18	2	16	4	20
Property rental (1)	$43,721	$2,129	$41,000	$4,850	$45,850
Tenant expense reimbursement	3,754	122	3,149	727	3,876
Other revenue	3,641	96	3,294	443	3,737
Total revenue	51,116	2,347	47,443	6,020	53,463

Operating expenses	(19,408)	(883)	(17,722)	(2,569)	(20,291)
Ground rent expense	(304)	—	—	(304)	(304)
Total expenses	(19,712)	(883)	(17,722)	(2,873)	(20,595)

Operating Portfolio NOI (2)	$31,404	$1,464	$29,721	$3,147	$32,868

Annualized NOI (3)	$125,616	$5,856	$118,884	$12,588	$131,472
Additional Information
Free Rent (at 100% share)	$3,900	$337	$3,211	$1,026	$4,237
Free Rent (at JBG SMITH Share)	$3,900	$162	$3,211	$851	$4,062
Annualized Free Rent (at JBG SMITH Share) (4)	$15,600	$648	$12,844	$3,404	$16,248
% occupied (at JBG SMITH Share)	76.1%	85.7%	75.9%	80.3%	76.4%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$4,604	$—	$4,604	$—	$4,604
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (5)	$4,604	$—	$4,604	$—	$4,604

(1)	Property rental revenue excludes straight-line rent adjustments, commercial lease termination revenue and other non-cash GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	NOI excludes $1.6 million of related party management fees at JBG SMITH Share. See definition of NOI on page 41.
(3)	Annualized NOI includes $0.1 million from sold assets, $2.1 million from 1101 17th Street, and $25.4 million from 1215, 1225 and 1235 S. Clark Street.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended March 31, 2025 multiplied by four.
(5)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of March 31, 2025.

SIGNED BUT NOT YET COMMENCED LEASES	MARCH 31, 2025 (Unaudited)

Signed But Not Yet Commenced Leases

in thousands, at JBG SMITH Share		Total
		Annualized
		Estimated	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)	Rent (3)	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026	September 30, 2026

Multifamily
Operating	C	$768	$77	$162	$182	$192	$192	$192
Under construction	C	300	—	—	—	75	75	75
Total		$1,068	$77	$162	$182	$267	$267	$267

Commercial
Operating	C	$4,604	$146	$378	$379	$379	$499	$1,037

Total		$5,672	$223	$540	$561	$646	$766	$1,304

Note: Includes only leases for office and retail spaces for which rent had not yet commenced as of March 31, 2025.

(1)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease's estimated commencement date.
(2)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(3)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12.

LEASING ACTIVITY - MULTIFAMILY	MARCH 31, 2025 (Unaudited)

Leasing Activity - Multifamily

	Three Months Ended March 31,
	2025	2024
Effective new lease rates (1)	1.5%	2.0%
Effective renewal lease rates (1)	5.6%	9.6%
Effective blended lease rates (1)	3.8%	6.0%

Renewal rate	55.5%	51.3%

Note: At JBG SMITH Share. Includes assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared. Excludes non-market units and assets which are operated as short-term rental properties (2221 S. Clark Street - Residential and 900 W Street).

(1)	Average change in rent versus expiring rent, net of concessions. Excludes leases with lease terms less than nine months.

LEASING ACTIVITY - OFFICE	MARCH 31, 2025 (Unaudited)

Leasing Activity – Office

square feet in thousands, at JBG SMITH Share	Three Months Ended
March 31, 2025
New Leasing:
Square feet leased	14
Initial rent (1)	$49.35
Straight-line rent (2)	$52.40
Weighted average lease term (years)	1.5
Weighted average Free Rent period (months)	1.2
Tenant improvements and leasing commissions per square foot per annum	$2.03
Renewal Leasing:
Square feet leased	57
Initial rent (1)	$53.18
Straight-line rent (2)	$52.23
Weighted average lease term (years)	1.7
Weighted average Free Rent period (months)	0.8
Tenant improvements and leasing commissions per square foot per annum	$1.94
Total Leasing:
Square feet leased	71
Initial rent (1)	$52.43
Straight-line rent (2)	$52.27
Weighted average lease term (years)	1.7
Weighted average Free Rent period (months)	0.8
Tenant improvements and leasing commissions per square foot per annum	$1.96
Mark-to-Market on second-generation space:
Square feet leased	57
Cash basis:
Initial rent (1)	$53.18
Prior escalated rent	$52.79
% change	0.7%
GAAP basis:
Straight-line rent (2)	$52.13
Prior straight-line rent	$51.62
% change	1.0%

Note: The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of the recognition of property rental revenue in accordance with GAAP. Second-generation space represents square footage that was vacant for less than nine months. Weighted average lease term is weighted by square footage and weighted average Free Rent period is weighted by Annualized Rent. Percentage rent is excluded from the initial rent, straight-line rent, Free Rent and mark-to-market metrics.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include Free Rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis rent per square foot.
(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, including the effect of Free Rent and fixed step-ups in rent.

LEASE EXPIRATIONS	MARCH 31, 2025 (Unaudited)

Lease Expirations

		At JBG SMITH Share
							Estimated
					% of		Annualized
			% of	Annualized	Total	Annualized	Rent Per
	Number		Total	Rent	Annualized	Rent Per	Square Foot at
Year of Lease Expiration	of Leases	Square Feet	Square Feet	(in thousands)	Rent	Square Foot	Expiration (1)
Month-to-Month	8	63,600	1.3%	$2,238	1.0%	$35.19	$35.19
2025	57	425,757	8.6%	19,975	8.9%	46.92	47.04
2026	51	267,248	5.4%	13,515	6.0%	50.57	51.27
2027	38	534,998	10.8%	26,076	11.6%	48.74	51.18
2028	32	391,344	7.9%	18,350	8.2%	46.89	50.03
2029	27	241,348	4.9%	11,383	5.1%	47.16	51.93
2030	29	561,012	11.3%	26,732	11.9%	47.65	54.05
2031	28	566,641	11.4%	21,732	9.7%	38.35	41.16
2032	16	634,342	12.8%	25,460	11.4%	40.14	43.06
2033	25	342,115	6.9%	14,936	6.7%	49.30	60.20
Thereafter	51	945,280	18.7%	43,477	19.5%	45.99	59.12
Total / Weighted Average	362	4,973,685	100.0%	$223,874	100.0%	$45.37	$50.77

Note: Includes all leases as of March 31, 2025 for which a tenant has taken occupancy for office and retail space within our operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 5.8 years.

(1)	Represents monthly base rent before Free Rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square footage. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of March 31, 2025, or management's estimate thereof, by 2.75% annually through the lease expiration year.

TENANT CONCENTRATION	MARCH 31, 2025 (Unaudited)

Tenant Concentration

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	30	1,390,910	28.0%	$54,875	24.5%
2	Amazon	3	357,339	7.2%	16,528	7.4%
3	Lockheed Martin Corporation	2	207,095	4.2%	10,352	4.6%
4	Accenture Federal Services LLC	2	123,706	2.5%	5,724	2.6%
5	Public Broadcasting Service	1	120,328	2.4%	5,120	2.3%
6	Whole Foods Market Group Inc	3	98,625	2.0%	3,874	1.7%
7	American Diabetes Association	1	80,998	1.6%	3,779	1.7%
8	Booz Allen Hamilton Inc	2	69,328	1.4%	3,480	1.6%
9	National Consumer Cooperative	1	65,736	1.3%	3,372	1.5%
10	Na Ali'i Consulting & Sales LLC	2	66,952	1.3%	3,146	1.4%
11	SAIC	3	62,963	1.3%	3,145	1.4%
12	Technomics Inc	1	60,726	1.2%	2,683	1.2%
13	DRS Tech Inc dba Finmeccanica	1	46,184	0.9%	2,283	1.0%
14	Nooks LLC	1	46,381	0.9%	2,220	1.0%
15	IFES	1	34,967	0.7%	2,137	1.0%
16	Conservation International Foundation	1	43,483	0.9%	2,101	0.9%
17	The Aerospace Corporation	1	43,402	0.9%	2,081	0.9%
18	The Cadmus Group LLC	1	42,361	0.9%	1,949	0.9%
19	Interstate Operating Company LP	1	35,073	0.7%	1,946	0.9%
20	Alamo Drafthouse Cinemas	1	52,453	1.1%	1,935	0.9%
	Other	303	1,924,675	38.6%	91,144	40.6%
	Total	362	4,973,685	100.0%	$223,874	100.0%

Note: Includes all leases as of March 31, 2025 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

INDUSTRY DIVERSITY	MARCH 31, 2025 (Unaudited)

Industry Diversity

dollars in thousands			At JBG SMITH Share
		Number of		% of Total	Annualized	% of Total
	Industry	Leases	Square Feet	Square Feet	Rent	Annualized Rent
1	Government Contractors	83	1,286,842	25.9%	$62,390	27.9%
2	Government	34	1,400,267	28.2%	55,357	24.7%
3	Business Services	26	668,433	13.4%	30,888	13.8%
4	Member Organizations	29	443,875	8.9%	22,827	10.2%
5	Food and Beverage	56	168,963	3.4%	9,858	4.4%
6	Communications	3	160,690	3.2%	7,066	3.2%
7	Health Services	21	154,666	3.1%	5,338	2.4%
8	Real Estate	19	119,351	2.4%	3,324	1.5%
9	Educational Services	5	48,486	1.0%	2,426	1.1%
10	Legal Services	9	30,249	0.6%	1,548	0.7%
	Other	77	491,863	9.9%	22,852	10.1%
	Total	362	4,973,685	100.0%	$223,874	100.0%

Note: Includes all leases as of March 31, 2025 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

PROPERTY TABLE - MULTIFAMILY	MARCH 31, 2025 (Unaudited)

Property Table – Multifamily

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q1 2024 ‑ 2025 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2024 - 2025	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

National Landing
RiverHouse Apartments (Ashley, James and Potomac)	National Landing	100.0%	C	Y / Y	1960 / 2014	1,676	1,326,219	1,324,889	1,330	96.4%	95.7%	100.0%	$40,743	$2,115	$2.68
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	96.4%	94.8%	100.0%	26,111	3,078	3.71
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	94.7%	93.6%	100.0%	8,976	2,992	2.95
2221 S. Clark Street- Residential (5)	National Landing	100.0%	C	Y / Y	1964 / 2016	216	96,948	96,948	—	74.5%	70.3%	—	4,202	2,307	4.88

DC
West Half	Ballpark	100.0%	C	Y / Y	2019 / N/A	465	385,372	343,089	42,283	92.5%	89.9%	90.7%	$15,846	$2,661	$3.61
The Wren	U Street/Shaw	100.0%	C	Y / Y	2020 / N/A	433	332,682	289,686	42,996	94.8%	91.9%	100.0%	12,134	2,265	3.35
The Batley	Union Market	100.0%	C	Y / Y	2019 / N/A	432	300,388	300,388	—	98.6%	97.7%	—	12,907	2,549	3.67
WestEnd25	West End	100.0%	C	Y / Y	2009 / N/A	283	273,264	273,264	—	97.5%	96.1%	—	13,052	3,999	4.12
F1RST Residences	Ballpark	100.0%	C	Y / Y	2017 / N/A	325	270,928	249,456	21,472	94.9%	92.9%	100.0%	10,495	2,465	3.24
Atlantic Plumbing	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	310	245,228	221,788	23,440	95.1%	92.9%	92.3%	10,509	2,720	3.80
1221 Van Street	Ballpark	100.0%	C	Y / Y	2018 / N/A	291	225,592	202,715	22,877	92.9%	90.4%	100.0%	9,144	2,472	3.55
901 W Street	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	161	154,379	135,499	18,880	94.7%	97.5%	74.5%	6,129	2,743	3.26
900 W Street (5)	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	95	71,050	71,050	—	80.0%	73.7%	—	3,790	4,512	5.96

Total / Weighted Average (5)						5,651	4,572,898	4,355,980	216,918	95.7%	94.3%	95.1%	$166,046	$2,574	$3.28

Recently Delivered

National Landing
Reva	National Landing	100.0%	C	N/N	2024 / N/A	471	324,188	310,417	13,771	71.0%	69.2%	38.5%	$10,875	$2,690	$4.09
The Grace	National Landing	100.0%	C	N/N	2024 / N/A	337	311,903	287,229	24,674	78.3%	74.8%	81.8%	11,490	3,432	4.15

Total / Weighted Average						808	636,091	597,646	38,445	74.6%	71.5%	66.3%	$22,365	$3,014	$4.12

Operating - Total / Weighted Average (5)						6,459	5,208,989	4,953,626	255,363	93.0%	91.3%	90.8%	$188,411	$2,619	$3.36

Under-Construction

National Landing
2000/2001 South Bell Street (6)	National Landing	100.0%	C			775	580,966	561,961	19,005

Total						7,234	5,789,955	5,515,587	274,368

PROPERTY TABLE - MULTIFAMILY	MARCH 31, 2025 (Unaudited)

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q1 2024 ‑ 2025 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2024 - 2025	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

Totals at JBG SMITH Share (5)

National Landing						2,856	2,314,015	2,269,045	44,970	96.2%	95.3%	100.0%	$75,830	$2,455	$2.99
DC						2,795	2,258,883	2,086,935	171,948	95.1%	93.3%	93.9%	90,216	2,693	3.60
In-Service assets						5,651	4,572,898	4,355,980	216,918	95.7%	94.3%	95.1%	$166,046	$2,574	$3.28
Recently Delivered assets						808	636,091	597,646	38,445	74.6%	71.5%	66.3%	22,365	3,014	4.12
Operating - Total/Weighted Average						6,459	5,208,989	4,953,626	255,363	93.0%	91.3%	90.8%	$188,411	$2,619	$3.36
Under-Construction assets						775	580,966	561,961	19,005

Number of Assets and Total Square Feet/Units Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet/Units	Square Feet/Units
Q4 2024	16	5,572,936 SF/ 6,781 Units	5,572,936 SF/ 6,781 Units
Acquisitions	—	—	—
Placed into service	—	—	—
Dispositions (7)	(1)	(363,947) SF / (322) Units	(363,947) SF / (322) Units
Out-of-service adjustment	—	—	—
Portfolio reclassification	—	—	—
Building re-measurements	—	—	—
Q1 2025	15	5,208,989 SF/ 6,459 Units	5,208,989 SF/ 6,459 Units

Note: At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents multifamily rent divided by occupied multifamily square footage; retail rent and retail square footage are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	2221 S. Clark Street – Residential and 900 W Street are excluded from Percent Leased, Percent Occupied, Annualized Rent, Monthly Rent Per Unit and Monthly Rent per Square Foot metrics as they are operated as short-term rental properties.
(6)	Comprises two towers, Valen and The Zoe. In the first quarter of 2025, we completed construction of The Zoe, a 420-unit tower.
(7)	See "Disposition Activity" on page 35

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2025 (Unaudited)

Property Table – Commercial

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q1 2024 ‑ 2025 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2024 - 2025	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

National Landing
1550 Crystal Drive (5)	National Landing	100.0%	C	Y / Y	1980 / 2020	556,184	449,873	106,311	90.2%	88.5%	97.5%	$22,777	$44.87	$47.36
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	509,869	504,282	5,587	68.6%	68.3%	100.0%	17,248	49.93	9.79
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / 2019	499,635	489,010	10,625	38.5%	37.7%	74.3%	9,329	50.58	—
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	468,371	416,444	51,927	75.5%	72.8%	97.4%	16,684	48.47	39.45
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2006	441,057	434,295	6,762	68.0%	57.0%	—	12,690	51.24	—
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / 2019	402,276	390,219	12,057	85.4%	82.8%	92.6%	14,635	49.65	47.41
241 18th Street S. (5)	National Landing	100.0%	C	Y / Y	1977 / 2013	338,410	334,091	4,319	87.0%	86.9%	100.0%	12,831	43.76	30.27
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / 2014	329,687	317,474	12,213	70.1%	69.0%	100.0%	9,256	39.72	45.81
251 18th Street S. (5)	National Landing	100.0%	C	Y / Y	1975 / 2013	301,914	297,534	4,380	98.0%	99.0%	31.4%	14,157	47.80	58.41
1770 Crystal Drive	National Landing	100.0%	C	Y / Y	2020 / N/A	273,787	259,651	14,136	98.3%	100.0%	67.8%	12,622	46.24	64.16
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,761	202,761	—	52.8%	52.8%	—	4,933	46.04	—
1901 South Bell Street (5) (9)	National Landing	100.0%	C	Y / Y	1968 / 2008	77,788	77,788	—	100.0%	100.0%	—	3,039	39.07	—
Crystal Drive Retail (5)	National Landing	100.0%	C	Y / Y	2003 / 2004	44,128	—	44,128	90.3%	—	90.3%	2,164	—	54.28

1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	384,688	336,342	48,346	72.4%	68.7%	97.8%	11,041	42.92	23.71
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2016	336,159	333,546	2,613	99.6%	100.0%	44.5%	11,485	34.32	33.67
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,223	263,373	12,850	98.4%	99.2%	80.9%	11,396	42.81	19.82

Other
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	305,006	278,644	26,362	73.9%	72.1%	92.4%	$10,721	$47.39	$49.15
One Democracy Plaza (6) (7)	Bethesda- Rock Spring	100.0%	C	Y / Y	1987 / 2013	213,171	211,003	2,168	87.0%	86.9%	100.0%	5,444	29.47	19.02
4747 Bethesda Avenue (8)	Bethesda CBD	20.0%	U	Y / Y	2019 / N/A	300,535	286,226	14,309	100.0%	100.0%	100.0%	22,259	72.77	99.88
1101 17th Street	DC CBD	55.0%	U	Y / Y	1964 / 1999	210,134	200,380	9,754	78.5%	78.2%	82.8%	9,081	54.30	70.35

Operating - Total / Weighted Average						6,471,783	6,082,936	388,847	79.1%	77.3%	91.0%	$233,792	$46.78	$44.18

Total at JBG SMITH Share
National Landing Unlevered						4,445,867	4,173,422	272,445	75.5%	73.1%	90.4%	$152,364	$46.95	$44.83
National Landing Levered						997,070	933,261	63,809	88.7%	88.5%	92.2%	33,921	39.41	23.23
Other						693,858	657,101	36,757	80.9%	80.3%	92.0%	25,612	45.05	54.30
Operating - Total / Weighted Average						6,136,795	5,763,784	373,011	78.3%	76.4%	90.9%	$211,897	$45.29	$42.02

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2025 (Unaudited)

Number of Assets and Total Square Feet Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet	Square Feet
Q4 2024	20	6,660,592	6,325,604
Placed into service	—	—	—
Dispositions	—	—	—
Out-of-service adjustment (9)	—	(197,124)	(197,124)
Portfolio reclassification	—	—	—
Building re-measurements	—	8,315	8,315
Other	—	—	—

Q1 2025	20	6,471,783	6,136,795

Note:  At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents annualized office rent divided by occupied office square footage; annualized retail rent and retail square footage are excluded from this metric. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied office square footage may differ from leased office square footage because leased office square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents annualized retail rent divided by occupied retail square footage. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from Square Feet, leased and occupancy metrics.

		Not Available
Commercial Asset	In-Service	for Lease
1550 Crystal Drive	556,184	3,270
241 18th Street S.	338,410	25,249
251 18th Street S.	301,914	37,836
1901 South Bell Street	77,788	197,124
Crystal Drive Retail	44,128	85,052
2221 S. Clark Street - Office	-	35,182

(6)	Subject to a ground lease with an expiration date of 11/17/2084.
(7)	Not Metro-Served.
(8)	Includes JBG SMITH's corporate office lease for approximately 84,400 SF.
(9)	In Q1 2025, we took 197,124 SF of office space at 1901 South Bell Street out of service.

PROPERTY TABLE – UNDER-CONSTRUCTION	MARCH 31, 2025 (Unaudited)

Property Table – Under Construction

dollars in thousands
					Schedule			At JBG SMITH Share
			Estimated	Estimated		Estimated	Estimated		Estimated	Estimated
		%	Square	Number of	Construction	Completion	Stabilization	Historical	Incremental	Total
Asset	Submarket	Ownership	Feet	Units	Start Date	Date	Date	Cost (1)	Investment	Investment

Multifamily
National Landing
2000/2001 South Bell Street (2)	National Landing	100.0%	580,966	775	Q1 2022	Q1 2025 - Q3 2025	Q4 2026	$311,743	$31,692	$343,435

Weighted average Projected NOI Yield at JBG SMITH Share:	Multifamily
Estimated Total Investment	6.2%
Estimated Incremental Investment	66.7%
Estimated Stabilized NOI at JBG SMITH Share (dollars in millions)	$21.1

Note: At 100% share, unless otherwise noted.

(1)	Historical Cost excludes certain GAAP adjustments such as capitalized interest and ground lease costs. See definition of Historical Cost on page 40.
(2)	Comprises two towers, Valen and The Zoe. In the first quarter of 2025, we completed construction of The Zoe, a 420-unit tower.

PROPERTY TABLE – DEVELOPMENT PIPELINE	MARCH 31, 2025 (Unaudited)

Property Table – Development

dollars in thousands

			Earliest
			Potential					Estimated
		%	Construction	Estimated Potential Development Density (SF)				Number of
Asset	Submarket	Ownership	Start Date (1)	Total	Multifamily	Office	Retail	Units

National Landing
1415 S. Eads Street	National Landing	100.0%	2025	538,000	533,800	—	4,200	570
3330 Exchange Avenue	National Landing	50.0%	2025	239,800	216,400	—	23,400	240
3331 Exchange Avenue	National Landing	50.0%	2025	180,600	164,300	—	16,300	170
RiverHouse Land	National Landing	100.0%	2026	2,046,900	2,020,500	—	26,400	1,515
Potomac Yard Landbay F/G/H	National Landing	50.0% / 100.0%	2026	1,846,000	944,000	844,000	58,000	765
2250 Crystal Drive	National Landing	100.0%	2026	696,200	681,300	—	14,900	825
2100/2200 Crystal Drive Land	National Landing	100.0%	2026	565,000	565,000	—	—	530
223 23rd Street	National Landing	100.0%	2026	492,100	484,100	—	8,000	610
2525 Crystal Drive	National Landing	100.0%	2026	373,000	370,000	—	3,000	370
1901 South Bell Street Land (2)	National Landing	100.0%	2026	265,000	265,000	—	—	170
101 12th Street S.	National Landing	100.0%	2026	239,600	—	234,400	5,200	—
1800 South Bell Street	National Landing	100.0%	2027	311,000	—	307,000	4,000	—
DC
Gallaudet Parcel 2-3 (3)	Union Market	100.0%	2025	819,100	758,200	—	60,900	820
Gallaudet Parcel 4 (3)	Union Market	100.0%	2026	644,200	605,200	—	39,000	645
Capitol Point - North	NoMa	100.0%	2026	451,400	434,100	—	17,300	470
Other Development Parcels (4)				1,248,100	142,200	1,105,900	—	—

Total				10,956,000	8,184,100	2,491,300	280,600	7,700

Totals at JBG SMITH Share
National Landing				6,807,100	5,729,100	963,400	114,600	5,235
DC				2,107,000	1,840,200	149,600	117,200	1,935
				8,914,100	7,569,300	1,113,000	231,800	7,170

			Fully Entitled	4,734,200	3,729,800	806,000	198,400	4,145
			Entitlement In Process	4,179,900	3,839,500	307,000	33,400	3,025
				8,914,100	7,569,300	1,113,000	231,800	7,170

Historical Cost at JBG SMITH Share (5)	$ 391,731

See footnotes on page 34.

PROPERTY TABLE – DEVELOPMENT PIPELINE	MARCH 31, 2025 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted.

(1)	Represents the earliest potential year in which construction could commence, subject to receipt of full entitlements, completion of design and market conditions. Office developments are pre-lease dependent.
(2)	Currently encumbered by one operating commercial asset.
(3)	Controlled through an option to acquire a leasehold interest with estimated stabilized annual ground rent payments totaling approximately $3.6 million. As of March 31, 2025, the weighted average remaining term for the option is 2.2 years.
(4)	Comprises four assets in which we have a minority interest.
(5)	Historical Cost includes certain intangible assets, such as option and transferable density rights values; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of Historical Cost on page 40.

DISPOSITION ACTIVITY	MARCH 31, 2025 (Unaudited)

Disposition Activity

dollars in thousands, at JBG SMITH Share

					Units /	Gross Sales
Assets	% Ownership	Asset Type	Location	Date Disposed	Total Square Feet	Price

Q1 2025
8001 Woodmont	100.0%	Multifamily	Bethesda, MD	February 19, 2025	322 Units / 19,542 Retail SF	$194,000

DEBT SUMMARY	MARCH 31, 2025 (Unaudited)

Debt Summary

dollars in thousands, at JBG SMITH Share
	2025	2026	2027	2028	2029	Thereafter	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($750 million commitment)	$—	$—	$162,000	$—	$—	$—	$162,000
Term loans ($720 million commitment)	—	200,000	—	520,000	—	—	720,000
Total unsecured debt	—	200,000	162,000	520,000	—	—	882,000
Secured Debt:
Consolidated principal balance	—	105,000	250,274	85,000	371,120	831,439	1,642,833
Unconsolidated principal balance	33,000	—	35,000	—	—	—	68,000
Total secured debt	33,000	105,000	285,274	85,000	371,120	831,439	1,710,833

Total Consolidated and Unconsolidated Principal Balance	$33,000	$305,000	$447,274	$605,000	$371,120	$831,439	$2,592,833

% of total debt maturing	1.3%	11.8%	17.3%	23.3%	14.3%	32.0%	100.0%
% floating rate (1)	—	18.9%	83.3%	14.0%	—	26.2%	28.2%
% fixed rate (2)	100.0%	81.1%	16.7%	86.0%	100.0%	73.8%	71.8%

Weighted Average Interest Rates
Variable rate (3)	—	4.89%	6.19%	6.02%	—	4.50%	5.57%
Fixed rate	4.13%	5.26%	3.94%	4.48%	4.92%	5.49%	4.97%
Total Weighted Average Interest Rates	4.13%	5.19%	5.82%	4.69%	4.92%	5.23%	5.14%

	Revolving Credit Facility and Term Loans
	Revolving				Total/
	Credit	Tranche A‑1	Tranche A‑2	2023	Weighted
	Facility	Term Loan	Term Loan	Term Loan	Average
Credit limit	$750,000	$200,000	$400,000	$120,000	$1,470,000
Outstanding principal balance	$162,000	$200,000	$400,000	$120,000	$882,000
Letters of credit	$15,200	$—	$—	$—	$15,200
Undrawn capacity	$572,800	$—	$—	$—	$572,800
Interest rate spread (4)	1.49%	1.34%	1.39%	1.40%	1.40%
All-In interest rate (5)	5.90%	5.34%	4.20%	5.41%	4.93%
Initial maturity date	Jun‑27	Jan‑26	Jan‑28	Jun‑28	—

Note: Amounts shown based on initial maturity date.

(1)	Floating rate debt includes floating rate loans with interest rate caps.
(2)	Fixed rate debt includes floating rate loans with interest rate swaps. Including interest rate caps, 88.3% of our debt is fixed or hedged.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and debt at JBG SMITH Share was 3.11% and 3.21%, and the weighted average maturity date of the interest rate caps is in Q1 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(4)	The interest rate for the revolving credit facility excludes a 0.20% facility fee.
(5)	The all-in interest rate is inclusive of interest rate swaps. As of March 31, 2025, we had interest rates swaps for the Tranche A-1 Term Loan, the Tranche A-2 Term Loan and the 2023 Term Loan.

DEBT BY INSTRUMENT	MARCH 31, 2025 (Unaudited)

Debt by Instrument

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Consolidated
1215 S. Clark Street (4)	100.0%	$105,000	S + 1.35%	Swap	4.89%	12/22/26	12/22/26
Tranche A‑1 Term Loan	100.0%	200,000	S + 1.34%	Swap	5.34%	01/14/26	01/14/27
2000/2001 South Bell Street (5)	100.0%	175,504	S + 2.25%	Cap	6.57%	01/22/27	01/22/27
1235 S. Clark Street	100.0%	74,770	3.94%	Fixed	3.94%	11/01/27	11/01/27
Tranche A‑2 Term Loan	100.0%	400,000	S + 1.39%	Swap	4.20%	01/13/28	01/13/28
Revolving Credit Facility (6)	100.0%	162,000	S + 1.49%	—	5.90%	06/29/27	06/29/28
2023 Term Loan	100.0%	120,000	S + 1.40%	Swap	5.41%	06/29/28	06/29/28
1225 S. Clark Street	100.0%	85,000	S + 1.70%	—	6.02%	07/27/28	07/27/28
WestEnd25	100.0%	97,500	S + 1.45%	Swap	4.16%	08/05/29	08/05/29
The Grace and Reva	100.0%	273,620	5.19%	Fixed	5.19%	12/01/29	12/01/29
Multifamily Credit Facility (The Wren and F1RST Residences)	100.0%	187,557	5.13%	Fixed	5.13%	02/01/30	02/01/30
RiverHouse Apartments (Ashley and Potomac)	100.0%	258,936	5.03%	Fixed	5.03%	04/01/30	04/01/30
1221 Van Street	100.0%	87,253	S + 2.62%	Swap	6.59%	08/01/30	08/01/30
220 20th Street	100.0%	80,240	S + 2.62%	Swap	6.60%	08/01/30	08/01/30
The Bartlett (7)	100.0%	217,453	S + 2.62%	Cap	4.50%	08/01/30	08/01/30
Total Consolidated Principal Balance		2,524,833
Deferred financing costs and premium / (discount) - mortgage loans		(16,130)
Deferred financing costs - revolving credit facility and term loans		(8,496)
Total Consolidated Indebtedness		$2,500,207

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgage loans		$1,626,703
Revolving credit facility		162,000
Deferred financing costs, net (included in other assets)		(6,551)
Term loans		718,055
Total Consolidated Indebtedness		$2,500,207

DEBT BY INSTRUMENT	MARCH 31, 2025 (Unaudited)

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Unconsolidated
1101 17th Street	55.0%	$60,000	S + 1.31%	Swap	4.13%	06/13/25	06/13/25
4747 Bethesda Avenue	20.0%	175,000	S + 1.35%	Cap	5.67%	02/20/27	02/20/27
Total Unconsolidated Principal Balance		235,000
Deferred financing costs and premium / (discount)		(5,111)
Total Unconsolidated Indebtedness		$229,889

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH Share		$2,524,833
Unconsolidated principal balance at JBG SMITH Share		68,000
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,592,833

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$2,500,207
Unconsolidated indebtedness at JBG SMITH Share		66,975
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		$2,567,182

(1)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and debt at JBG SMITH Share was 3.11% and 3.21%, and the weighted average maturity date of the interest rate caps is in Q1 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(2)	March 31, 2025 one-month term SOFR of 4.32% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.
(3)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.
(4)	The notional value of the 1215 S. Clark Street interest rate swap was $47.5 million as of March 31, 2025.
(5)	2000/2001 South Bell Street comprises two towers, Valen and The Zoe. The maximum principal balance of this loan is $208.5 million.
(6)	March 31, 2025 daily SOFR of 4.41% applied to the revolving credit facility.
(7)	The cap strike rate for this loan was 1.99% as of March 31, 2025.

DEFINITIONS	MARCH 31, 2025

Definitions

"Annualized Rent" is defined as (i) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before Free Rent as of March 31, 2025, multiplied by 12, and (ii) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before Free Rent, plus tenant reimbursements as of March 31, 2025, multiplied by 12. Annualized Rent excludes rent from leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics) and percentage rent.

"Annualized Rent per Square Foot" is defined as (i) for multifamily assets, in-place monthly base rent before Free Rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric and (ii) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet. Excludes percentage rent and the square footage of tenants that only pay percentage rent. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).

"Development Pipeline" refers to assets that have the potential to commence construction subject to receipt of full entitlements, completion of design and/or market conditions where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by Nareit. Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains (losses) on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments and income from investments. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 13.

"Estimated Incremental Investment" means management's estimate of the remaining cost to be incurred in connection with the development of an asset as of March 31, 2025, including all remaining acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs and ground rent expenses. Actual incremental investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of March 31, 2025. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

DEFINITIONS	MARCH 31, 2025

"Estimated Total Investment" means, with respect to the development of an asset, the sum of the Historical Cost in such asset and the Estimated Incremental Investment for such asset. Actual total investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains (losses) from the sale of certain real estate assets, gains (losses) from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, income from investments, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption (payments) refunds, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income (loss) to FFO, Core FFO and FAD is presented on pages 14-15.

"GAAP" means accounting principles generally accepted in the United States of America.

"Historical Cost" is a non-GAAP measure which includes the total Historical Cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs and ground rent expenses incurred as of March 31, 2025.

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of March 31, 2025.

"JBG SMITH Share" or "our share" refer to our ownership percentage of consolidated and unconsolidated assets in real estate ventures, but exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures; these interests and debt are excluded because our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

DEFINITIONS	MARCH 31, 2025

"Metro-Served" means locations, submarkets or assets that are within 0.5 miles of an existing or planned Metro station.

"Monthly Rent Per Unit" represents multifamily rent for the month ended March 31, 2025 divided by occupied units; retail rent is excluded from this metric.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"),"Same Store NOI", "Annualized NOI," "Estimated Stabilized NOI" and "Projected NOI Yield" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI, Same Store NOI, Annualized NOI, Estimated Stabilized NOI and Projected NOI Yield provide useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI excludes deferred (straight-line) rent, commercial lease termination revenue, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI, which includes our proportionate share of revenue and expenses attributable to real estate ventures, as a supplemental performance measure and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other real estate investment trusts that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI represents NOI for the three months ended March 31, 2025 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this Investor Package. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

This Investor Package also contains management's estimate of stabilized NOI and projections of NOI yield for Under-Construction assets, which are based on management's estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management's plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. The property-related revenues and operating expenses for our assets may differ materially from the estimates included in this Investor Package. Management's projections of NOI yield are not projections of our overall financial performance or cash flow, and there can be no assurance that the Projected NOI Yield set forth in this Investor Package will be achieved.

Projected NOI Yield means our Estimated Stabilized NOI reported as a percentage of (i) Estimated Total Investment and (ii) Estimated Incremental Investment. Actual initial full year stabilized NOI yield may vary from the Projected NOI Yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the Projected NOI Yields described in this Investor Package.

DEFINITIONS	MARCH 31, 2025

We do not provide reconciliations for non-GAAP estimates on a future basis, including Estimated Stabilized NOI and expected Annualized NOI because we are unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income (loss). Additionally, no reconciliation of Projected NOI Yield to the most directly comparable GAAP measure is included in this Investor Package because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Percent Leased" is based on leases signed as of March 31, 2025, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.

"Percent Occupied" is based on occupied rentable square feet/units as of March 31, 2025, and is calculated as (i) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage and (ii) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet. Out-of-service square feet and units are excluded from this calculation.

"Pro Rata Adjusted General and Administrative Expenses," a non-GAAP financial measure, represents general and administrative expenses adjusted for the general and administrative expenses of our third-party asset management and real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our general and administrative expenses as compared to similar real estate companies and in general.

"Recently Delivered" refers to multifamily and commercial assets that are below 90% leased and have been delivered within the 12 months ended March 31, 2025.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Signed But Not Yet Commenced Leases" means leases that, as of March 31, 2025, have been executed but for which rent has not commenced.

"SOFR" means the Secured Overnight Financing Rate.

"Square Feet" or "SF" refers to the area that can be rented to tenants, defined as (i) for multifamily assets, management's estimate of approximate rentable square feet, (ii) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (iii) for Under-Construction assets, management's estimate of approximate rentable square feet based on current design plans as of March 31, 2025, and (iv) for assets in the Development Pipeline, management's estimate of developable gross square feet based on current business plans with respect to real estate owned or controlled as of March 31, 2025.

"Transaction and Other Costs" include costs related to completed, potential and pursued transactions, demolition costs, and severance and other costs.

"Under-Construction" refers to assets that were under construction during the three months ended March 31, 2025.

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APPENDIX – INTEREST EXPENSE	MARCH 31, 2025 (Unaudited)

Appendix – Interest Expense

	Three Months Ended March 31, 2025
in thousands	Consolidated	Unconsolidated Real Estate Ventures (1)	X	Total

Interest Expense
Interest expense before capitalized interest	$33,488	$828		$34,316
Amortization of deferred financing costs	4,146	175		4,321
Net unrealized gain on non-designated derivatives (2)	(32)	—		(32)
Capitalized interest	(2,402)	—		(2,402)
Total	$35,200	$1,003		$36,203

(1)	At JBG SMITH Share.
(2)	Non-designated derivatives refer to certain derivative financial instruments, consisting of interest rate cap agreements, that do not meet the accounting requirements to be classified as hedging instruments. These derivatives are carried at their estimated fair value with realized and unrealized gains (losses) recorded in "Interest expense" in our condensed consolidated statements of operations.

APPENDIX – TRANSACTION AND OTHER COSTS	MARCH 31, 2025 (Unaudited)

Appendix – Transaction and Other Costs

	Three Months Ended March 31,
in thousands	2025	2024

Transaction and Other Costs
Completed, potential and pursued transaction expenses	$674	$1,507
Severance and other costs	1,074	7
Demolition costs	163	—

Total	$1,911	$1,514

APPENDIX – NOI RECONCILIATIONS (NON-GAAP)	MARCH 31, 2025 (Unaudited)

Appendix - NOI Reconciliations

dollars in thousands	Three Months Ended March 31,
	2025	2024
Net loss attributable to common shareholders	$(45,720)	$(32,276)
Net loss attributable to redeemable noncontrolling interests	(7,978)	(4,534)
Net loss attributable to noncontrolling interests	—	(5,380)
Net loss	(53,698)	(42,190)
Add:
Depreciation and amortization expense	47,587	56,855
General and administrative expense:
Corporate and other	15,557	14,973
Third-party real estate services	16,071	22,327
Transaction and Other Costs	1,911	1,514
Interest expense	35,200	30,160
Loss on the extinguishment of debt	4,636	—
Impairment loss	8,483	17,211
Income tax benefit	(200)	(1,468)
Less:
Third-party real estate services, including reimbursements revenue	14,914	17,868
Income (loss) from unconsolidated real estate ventures, net	(592)	975
Interest and other income, net	525	2,100
Gain on the sale of real estate, net	537	197
Adjustments:
NOI attributable to unconsolidated real estate ventures at our share	990	3,046
Non-cash rent adjustments (1)	2,439	(1,430)
Other adjustments (2)	1,693	(6,023)
Total adjustments	5,122	(4,407)
NOI	$65,285	$73,835
Less: out-of-service NOI loss (3)	(2,237)	(3,032)
Operating Portfolio NOI	$67,522	$76,867
Non-Same Store NOI (4)	4,445	10,092
Same Store NOI (5)	$63,077	$66,775

Change in Same Store NOI	(5.5)%
Number of properties in Same Store pool	35

(1)	Adjustment to exclude deferred (straight-line) rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to exclude commercial lease termination revenue, related party management fees and corporate entity activity.
(3)	Includes the results of our Under-Construction assets and assets in the Development Pipeline.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

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